Exhibit 10.5

SECOND AMENDMENT TO

CARDINAL HEALTH, INC.

2007 NONEMPLOYEE DIRECTORS EQUITY INCENTIVE PLAN

This Second Amendment to the Cardinal Health, Inc. 2007 Nonemployee Directors Equity Incentive Plan, as amended as of November 4, 2009 (the “Plan”), is effective as of November 2, 2011, pursuant to resolutions of the Board of Directors of Cardinal Health, Inc., an Ohio corporation, adopted at a meeting held on November 2, 2011.

1.	The phrase “(a) In the event of a Change of Control (as defined below), unless otherwise determined by the Committee at the time of grant and subject to Section 7(c), the following provisions shall apply:” of Section 7(a) of the Plan is hereby deleted in its entirety and replaced by the following:

“(a) With respect to awards granted under the Plan prior to November 2, 2011, in the event of a Change of Control, unless otherwise determined by the Committee at the time of grant, the following provisions shall apply:”

2.	The phrase “(b) For purposes of the Plan, “Change of Control” means any of the following:” of Section 7(b) of the Plan is hereby deleted in its entirety and replaced by the following:

“(b) For awards granted under the Plan prior to November 2, 2011, “Change of Control” means any of the following:”

3.	The following provisions are hereby added to Section 7 of the Plan:

“(c) With respect to awards granted under the Plan on or after November 2, 2011, unless otherwise set forth in an applicable award agreement, in the event of a Change of Control, the following provisions shall apply:

(i)	On the date that such Change of Control occurs, any Stock Options not previously exercisable and vested shall become fully exercisable and vested, and all outstanding Stock Options shall remain exercisable for the remainder of their original term, and the restrictions applicable to any or all Restricted Shares and Restricted Share Units shall lapse and such awards shall be fully vested, unless (y) the Nonemployee Director is asked to continue to serve on the Board or to serve as a member of the board of directors of the Company’s successor in the Change of Control or another entity that is affiliated with the Company or its successor and (z) an award meeting the requirements of Section 7(c)(ii) (a “Replacement Award”) is offered to the Nonemployee Director in accordance with Section 4 of the Plan to replace or adjust each outstanding award granted under the Plan (a “Replaced Award”).

(ii)	An award meets the conditions of this Section 7(c)(ii) (and hence qualifies as a Replacement Award) if (v) it is of the same type as the Replaced Award, (w) it has a value at least equal to the value of the Replaced Award, (x) it relates to publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the Change of Control, (y) if the Nonemployee Director is subject to U.S. federal income tax under the Code, the tax consequences to the Nonemployee Director under the Code of the Replacement Award are not less favorable to the Nonemployee Director than the tax consequences of the Replaced Award, and (z) its other terms and conditions are not less favorable to the Nonemployee Director than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change of Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 7(c)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change of Control, in its sole discretion.

(d) For awards granted under the Plan on or after November 2, 2011, “Change of Control” means any of the following:

(i)	the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (x) the then outstanding Shares of the Company (the “Outstanding Company Common Shares”), or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions do not constitute a Change of Control: (A) any acquisition directly from the Company or any corporation controlled by the Company; (B) any acquisition by the Company or any corporation controlled by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation that is a Non-Control Acquisition (as defined in subsection (iii) of this Section 7(d)); or

(ii)	during any period of two consecutive years, individuals who, as of the beginning of such two-year period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such two-year period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition by the Company of assets or shares of another corporation (a “Business Combination”), unless, such Business Combination is a

Non-Control Acquisition. A “Non-Control Acquisition” means a Business Combination where: (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be; (y) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination (including any ownership that existed in the Company or the company being acquired, if any); and (z) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.”

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